Exhibit 99.1

NEWS RELEASE — May 7, 2007
For information, call:
Ken Golden
Director, Strategic Public Relations
309-765-5678

Deere & Company completes acquisition of LESCO
     MOLINE, Illinois (May 7, 2007) — Deere & Company (NYSE: DE) announced today that it has completed its acquisition of LESCO, Inc. (NASDAQ: LSCO), an Ohio-based company and a leading supplier of lawn care, landscape, golf course and pest control products. The transaction was closed today.
     Deere and LESCO had announced a definitive merger agreement in February. Deere said the transaction roughly doubles the number of store locations for John Deere Landscapes with the addition of LESCO’s 345 stores and 114 Stores-on-Wheels, strengthening its presence across the U.S., especially in the eastern seaboard states.
     The combination of LESCO and John Deere Landscapes will significantly increase the volume of consumable products sold by John Deere Landscapes; will expand the customer base for both LESCO and John Deere Landscapes products and services; and will complement John Deere’s work in the Golf & Turf One Source business, which focuses on bringing total solutions to those who maintain golf course properties.
     John Deere (Deere & Company — NYSE: DE) is the world’s leading provider of advanced products and services for agriculture and forestry and a major provider of advanced products and services for construction, lawn and turf care, landscaping and irrigation. John Deere also provides financial services worldwide and manufactures and markets engines used in heavy equipment. Since it was founded in 1837, the company has extended its heritage of integrity, quality, commitment and innovation around the globe.